Exhibit 99.6

FORM OF BENEFICIAL OWNER ELECTION FORM PRESBIA PLC

The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein relating to the rights offering (the “Rights Offering”) by Presbia PLC, an Irish public limited company (the “Company”), of non-transferable subscription rights (the “Subscription Rights”) to purchase units ordinary shares.

This will instruct you whether to exercise Subscription Rights to purchase ordinary shares distributed with respect to the shares of the ordinary shares held by you for the account of the undersigned, pursuant to the terms and subject to the conditions set forth in the Prospectus. (Check the applicable boxes and provide all required information.)

☐	Please DO NOT EXERCISE SUBSCRIPTION RIGHTS for ordinary shares.

☐	Please EXERCISE SUBSCRIPTION RIGHTS for ordinary shares as set forth below:

	No. of ordinary shares			Per ordinary share Subscription Price				Payment
Basic Subscription Right	[	]	X	$	[	]	=	$	[	]
Over-Subscription Privilege	[	]	X	$	[	]	=	$	[	]
	Total Payment Required							$	[	]

If you spoke with a broker who solicited such exercise, please indicate the name of the person you spoke with:

☐	Payment in the following amount is enclosed $ (must match Total Payment Required above)

☐	Please deduct payment from the following account maintained by you as follows:

Type of Account:

Account No.:

Amount to be deducted: $

I (we) on my (our) own behalf, or on behalf of any person(s) on whose behalf, or under whose directions, I am (we are) signing this form:

•	irrevocably elect to purchase the number of Units indicated above upon the terms and conditions specified in the Prospectus; and

•	agree that if I (we) fail to pay for the shares I (we) have elected to purchase, the exercise will be invalid.

Signature:

Name:

Title:

Address:

Telephone:

Date:	, 2017